China Liberal Education Holdings Limited (Proposed Nasdaq Ticker: CLEU) April 2020

Issuer Free Writing Prospectus Filed p ursuant to Rule 433 of the Securities Act of 1933 , as amended . This free writing prospectus related to the proposed initial public offering of ordinary shares of China Liberal Education Holdings Limited (“China Liberal”), which are being registered on a registration statement on Form F - 1 /A (File No . 333 - 233016 ) (the “Registration Statement”) . This free writing prospectus should be read together with the prospectus dated March 31 , 2020 which can be accessed through the following link : https : //www . sec . gov/Archives/edgar/data/ 1775085 / 000121390020008332 / 0001213900 - 20 - 008332 - index . htm The Registration Statement has been declared effective on March 31 , 2020 . Before you invest, you should read the prospectus in the Registration Statement and other documents China Liberal has filed with the United States Securities and Exchange Commission (“SEC”) for more complete information about China Liberal and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, China Liberal, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949 . 502 . 4408 or by email at offerings@boustead 1828 . com or standard mail at Boustead Securities, LLC, Attn : Equity Capital Markets, 6 Venture, Suite 395 , Irvine, CA 92618 , USA . 2

C autionary Statement Concerning Forward Looking Statements 3 This document contains forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We base these forward - looking statements on our expectations and projections about future events, which we derive from the information currently available to us . Such forward - looking statements relate to future events or our future performance, including : our financial performance and projections ; our growth in revenue and earnings ; and our business prospects and opportunities . You can identify forward - looking statements by those that are not historical in nature, particularly those that use terminology such as “ may, ” “ should, ” “ expects, ” “ anticipates, ” “ contemplates, ” “ estimates, ” “ believes, ” “ plans, ” “ projected, ” “ predicts, ” “ potential, ” or “ hopes ” or the negative of these or similar terms . In evaluating these forward - looking statements, you should consider various factors, including : our ability to change the direction of the Company ; our ability to keep pace with new technology and changing market needs ; and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . The forward - looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us . We are not obligated to publicly update or revise any forward - looking statement, whether as a result of uncertainties and assumptions, the forward - looking events discussed in this document and other statements made from time to time by us or our representatives might not occur .

Risk Factors 4 The factors listed below are some of the risks . Please see the offering documents for a full disclosure of the risk factors . Risks Related to Our Business • We partner with a limited number of Chinese host universities for certain Sino - foreign Jointly Managed Academic Programs and our revenues are concentrated from a limited number of major partners . If we are not able to continue to secure agreements with some or all of our existing partners, or secure new agreements with additional partners, our results of operations and financial condition may be materially and adversely affected . • The services we provide under the Sino - foreign Jointly Managed Academic Programs may be subject to regulatory and policy changes, as well as the continuous approval of and supervision by relevant PRC authorities . • Our partnering schools have the ability to withhold our portion of tuition payments in certain circumstances, and to the extent that our portion is withheld, our revenue, results of operations and financial condition may be materially and adversely affected . Risks Related to Our Corporate Structure • The beneficial owners have substantial influence over our Company . Their interests may not be aligned with the interests of the Company and our other shareholders, and these beneficial owners, if voting as a group, could prevent or cause a change of control or other transactions that could be beneficial to our Company and other minority shareholders . • In the event we are presented with business combination opportunities, we may be unable to complete such transactions efficiently or on favorable terms due to complicated merger and acquisition regulations and certain other PRC regulations 4

Investment Highlights Innovative and visionary management team with a proven track record Innovative, flexible and cost - effective smart campus solutions Strong and experienced sales team with a focus on art students See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no g uar antee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss. Demand for high - quality education and support for education informatization by the PRC government History of profitability and growth 5

Corporate Structure


Ngai Ngai Lam
Choi Sio Peng
Yuk Sing Lai
Lin Ailian
100%
100%
100%
100%
Ever Alpha Global Limited
Man Woo Limited
United Glory Global Limited
Fulai International Limited
Other Minority Shareholders
Pre-IPO%/Post-IPO%
41.1588%/32.4938%
12.9870%/10.2529%
10.2897%/8.1235%
7.9920%/6.3095%
27.5724%/21.7677%
China Liberal Educational Holdings Limited (Cayman) ("China Liberal")
100%
Yi Xin International Investment Limited (BVI) ("Yi Xin BVI")
100%
China Boya Educational Group Co., Ltd. (Hong Kong) ("Boya Hong Kong")
offshore
100%
onshore
China Liberal (Beijing) Education Technology Co., Ltd. (PRC) ("China Liberal Beijing")

See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

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Company Profile

We Are an Entrepreneurial EdTech Company



- Our EdTech platform aims to adhere to our core values of “integrity, professionalism, creativity and innovation” to make more Chinese students’ educational and professional goals achievable
- We provide a wide variety of educational services and products intended to address the needs of our partnering schools and our students
- We develop and provide textbooks and other course materials to students enrolled under the Sino-foreign Jointly Managed Academic Programs aims to ensure the quality of students’ learning outcomes

Established in the PRC on **August 10, 2011**

Incorporated in the Cayman Islands on **February 25, 2019**

Headquartered in **Beijing** with branches in **Hangzhou**, **Fuzhou** and **Jinan**



For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

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Business Overview Sino - foreign Jointly Managed Academic Programs Overseas Study Consulting Services Technological Consulting Services for Smart Campus Solutions • P rovided to targeted Chinese universities to improve their campus information and data management system and to optimize their teaching, operating and management environment, creating a “smart campus” . Integration of Enterprises and Vocational Education • T ailored job readiness training to graduating students, acting as the key bridge between our partner schools and employers. • P rovided under Sino - foreign jointly managed academic programs, which services represent the core of our business . • Targeted towards students who wish to study in foreign countries to enrich their learning experiences, expand their horizons, and gain exposure to a broader array of employment opportunities. 8 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no g uar antee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Cooperative Universities 9 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

International Partner Universities 10 Italy (20), Spain (5), France (7), UK (8), Germany (8) Malaysia (9), Singapore (3) South Korea & Japan (10) Russia (10) USA & Canada (42)* * We coordinate with the international partner universities through Association of Independent Colleges of Art and Design . For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific out come will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Industry Overview 8,167 8,116 8,677 9,608 10,276 0 2,000 4,000 6,000 8,000 10,000 12,000 2015 2016 2017 2018 2019 USD Nominal GDP per Capita (the PRC), 2015 - 2019 1 2015 - 2019 CAGR 5.9% 4,656.0 5,017.3 5,432.2 5,858.4 6,322.2 0.0 1,000.0 2,000.0 3,000.0 4,000.0 5,000.0 6,000.0 7,000.0 2015 2016 2017 2018 2019 USD 2015 - 2019 CAGR 7.9% 459.8 523.7 544.6 608.4 662.1 0.0 100.0 200.0 300.0 400.0 500.0 600.0 700.0 2014 2015 2016 2017 2018 Thousand Students Number of Students Studying Abroad (the PRC), 2013 - 2018 4 2013 - 2018 CAGR 8.2% 35.6 36.5 37.0 37.8 38.3 85.5 83.5 83.0 84.1 85.8 121.1 120.0 120.0 121.9 124.2 0.0 20.0 40.0 60.0 80.0 100.0 120.0 140.0 2014 2015 2016 2017 2018 Million Students Secondary Education Higher Education CAGR 2013 - 2018 Secondary Education 0.1% Higher Education 1.9% Number of Students in Secondary and Higher Education Institutions (the PRC), 2013 - 2018 2 11 The per Capita Disposable Income of Urban Residents (the PRC), 2015 - 2019 3 Source 1 : International Monetary Fund, Frost & Sullivan Report; Source 2 : Ministry of Education of the PRC, Frost & Sullivan Report; Source 3 : National Bureau of Statistic of China; Source 4 : National Bureau of Statistics of the PRC, Frost & Sullivan Report; Note: The GDP per capita is converted to USD at RMB/USD of 6.7 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Industry Overview 4.9 5.4 6.0 6.8 7.6 8.2 8.9 9.6 10.4 11.4 0.0 2.0 4.0 6.0 8.0 10.0 12.0 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E USD Billion 2015 - 2019 2020E - 2024E CAGR 11.2% 8.6% 2.2 2.3 2.5 2.7 3.0 3.1 3.3 3.6 3.8 4.1 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E USD Billion 2014 - 2018 2019E - 2024E CAGR 7.8% 7.2% 2.3 2.7 3.2 3.8 4.5 4.4 5.0 5.6 6.4 7.2 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E USD Billion 2015 - 2019 2020E - 2024E CAGR 18.8% 13.0% Market Size of Study Abroad and Training Services by Revenue (PRC), 2015 - 2024E Market Size of Sino - foreign jointly Academic Programs by Revenue (PRC), 2015 - 2024E Market Size of Smart Campus Solutions by Revenue (PRC), 2015 - 2023E 12 6.1 6.8 7.6 8.6 9.6 9.4 10.2 11.6 13.1 14.9 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E USD Billion Market Size of Job Readiness by Revenue (PRC), 2015 - 2024E 2015 - 2019 2020E - 2024E CAGR 11.9% 12.1% Source: Frost & Sullivan Report; Note: The GDP per capita is converted to USD at RMB/USD of 6.7 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Market Drivers and Trends • Demand for High - Quality Education • Continued Economic Development and Competitive Environment in the PRC • Diversified Disciplines and Majors Sino - foreign Jointly Managed Academic Programs in the PRC • Economic development leads to more destination choices • China’s Belt and Road Initiative • Change in student preferences Study Abroad Consulting and Training Services Market • Support from the PRC government • Increasing internet coverage and technology development Smart Campus Solutions Market • Stimulus government policies • Rising demand for practical talent • Fierce competition in job market Job Readiness Training Market in the PRC 13 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no g uar antee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Our Opportunity $4.1 Billion $7.2 Billion $14.9 Billion Total Addressable Market by 2024 L arge Addressable Market with Increasing Demand $37.6 Billion Sino - foreign Jointly Managed Academic Programs Study Aboard Consulting and Training Services $11.4 Billion Smart Campus Solutions Market Job Readiness Training 14 Source: Frost & Sullivan Report; Note: The GDP per capita is converted to USD at RMB/USD of 6.7 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Management Team Jianxin Zhang Chairman of the Board and Chief Executive Officer Mr . Zhang has been our Company’s Chief Executive Officer and the Chairman of the Board since April 2019 and a director of China Liberal Beijing since May 2016 and the standing deputy general manager of China Liberal Beijing since January 2015 . • January 2013 to December 2014 , partner and attorney at Beijing H&J Law Firm . • February 2000 to December 2012 , Mr . Zhang served as a partner at Beijing Mingtai Law Firm . • September 1995 to January 2000 , Mr . Zhang served as the director of the Research and Development Department of China Ocean Human Resources Co . , Ltd . • Mr . Zhang holds a master’s degree in Civil and Commercial Law from Renmin University of China . Wenhuai Zhuang Chief Financial Officer Mr . Zhuang has been our Company’s Chief Financial Officer since April 2019 and the Chief Finance Officer of China Liberal Beijing since March 2019 . • December 2017 t o February 2019 , partner of Yingzhi (Xiamen) Management and Consulting Co . , Ltd . • August 2016 to November 2017 , project manager of Dingsheng (Xiamen) Investment Co . , Ltd . • September 2010 to July 2016 , Mr . Zhuang served as a project manager of Bangmeng Huijun Management Consulting (Xiamen) Co . , Ltd . • Mr . Zhuang holds a bachelor’s degree in Accounting from Jimei University . 15

Board of Directors David Sherman Independent D irector Nominee Mr . Sherman has been a full - time financial management and accounting professor at Northeastern University since July 1985 and a board member and treasurer of D - Tree International since July 2019 . • February 2011 to March 2016 , a board member and the chair of the audit committee for Kingold Jewelry Inc . (NASDAQ : KGJI) . • February 2012 to November 2014 , a board member, chairman of the audit committee, and chairman of the compensation committee of AgFeed Industries, Inc .. • Mr . Sherman holds a bachelor’s degree in Economics from Brandeis University, a master’s of business administration from the Harvard Graduate School of Business Administration, and a doctorate in business administration from the Harvard Graduate School of Business Administration . • Mr . Sherman is a member of the American Institute of Certified Public Accountants . Joseph Levinson Independent D irector Nominee Mr . Levinson is an independent director nominee . • December 2015 to June 2019 , director of Takung Art Co, Inc . , a NYSE listed company • January 2012 to June 2015 , director of China Xingbang Industry Group Inc . • Mr . Levinson has over 20 years of experience in managing cross - border issues pertaining to U . S . - listed foreign companies, as well as experience in accounting and banking management . • Mr . Levinson holds a bachelor’s degree from the University at Buffalo with a double major in finance and accounting, graduating summa cum laude . • Mr . Levinson has held a United States Certified Public Accountant license for more than 20 years . Nan Hu Director Nominee Mr . Hu has been the Chief Technology Officer of China Liberal Beijing since January 2016 . • July 2014 to December 2015 , Chief Product Officer of Beijing Mishi Technology Co . , Ltd .. • May 2011 to June 2014 , Mr . Hu was the co - founder and served as the Chief Technology Officer of Zhimo Network Technology (Beijing) Co . , Ltd .. • April 2008 to October 2010 , Mr . Hu served as a research and development engineer and project manager of SA Penbase in France . • Mr . Hu holds a bachelor’s degree and a master’s degree in Computer Science from Université Montpellier II . Ngo Yin Tsang Independent D irector Nominee Ms . Tsang has been the executive director of Good Talent Limited, a Hong Kong - based staffing and recruiting company since April 2014 . Since December 2016 , Ms . Tsang has been the independent non - executive director of LKS Holding Group Limited, a public company listed on the Hong Kong Stock Exchange . Since June 2017 , Ms . Tsang has been the company secretary with Zhuoxin International Holdings Limited, a public company listed on the Hong Kong Stock Exchange . • Ms . Tsang has over 18 years’ experience in auditing, accounting, corporate governance monitoring and financial management . • Ms . Tsang holds a bachelor’s degree in Business Administration from Simon Fraser University, a bachelor’s degree in Law from Tsinghua University, and a master’s degree in Law from the University of Wolverhampton . • Ms . Tsang is a member of the American Institute of Certified Public Accountants . 16

Fiscal Year 2017 - 2018 Financial Highlights 50.1% 0.6% 11.4% 37.9% FY2018 Sino-foreign Jointly Managed Academic Programs Textbook and course material sales Overseas Study Consulting Services Technological Consulting Services for Smart Campus Solutions 72.6% 1.3% 1.6% 24.5% FY201 7 $3.9 $1.7 $0.9 $4.8 $2.1 $0.9 0.0 1.0 2.0 3.0 4.0 5.0 6.0 Revenue Gross Profit Net Income Millions FY2017 FY2018 YoY 23.8% YoY 22.2% YoY 5.7% FY2017 FY2018 Gross Margin 44.4% 43.8% Net Margin 22.5% 19.2% 17 Note: Fiscal year end December 31 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

66.0% 0.7% 0.0% 33.3% 1H 201 9 First Half 2018 - 2019 Financial Highlights 86.8% 1.6% 0.7% 10.9% 1H 201 8 Sino-foreign Jointly Managed Academic Programs Textbook and course material sales Overseas Study Consulting Services Technological Consulting Services for Smart Campus Solutions $1.4 $0.7 $0.2 $1.9 $0.9 $0.1 0.0 0.2 0.4 0.6 0.8 1.0 1.2 1.4 1.6 1.8 2.0 Revenue Gross Profit Net Income Millions 1H2018 1H2019 YoY 29.9% YoY 15.0% YoY - 4.2% 1H2018 1H2019 Gross Margin 48.5% 54.4% Net Margin 16.6% 7.4% 18 Note: Fiscal year end December 31 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Operational Forecast 2,560 2,695 2,890 3,120 3,580 300 900 1,790 3,025 4,575 400 1,740 2,800 5,000 7,500 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 2019E 2020E 2021E 2022E 2023E Students Enrollment Forecast by Service Type Sino-foreign Jointly Managed Academic Programs Overseas Study Consulting Services Integration of Enterprises and Vocational Education CAGR 2019 - 2023E Sino - foreign Jointly Managed Academic Programs 8.8% Overseas Study Consulting Services 97.6% Integration of Enterprises and Vocational Education Study Consulting Services 108.1% 19 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

$6.8 $13.8 $21.3 $32.6 $47.2 $1.7 $3.8 $6.4 $10.2 $15.0 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 $50.0 2019E 2020E 2021E 2022E 2023E Millions Revenue Net Income Financial Forecast CAGR 2019 - 2023E Revenue 62.4% Net Income 73.2% 20 For illustrative purposes only. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Business Strategy Continue investing in technology and leveraging our intellectual property Offering our smart campus solutions to a growing number of partnering schools Expanding our focus to include computer science major Continue to investing in sales and marketing activities to recruit art students for our one - on - one consulting services Expanding classroom - based pre - session training services based on our current proven one - on - one consulting model Establishing our own - branded schools 21 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no g uar antee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Offering Summary Issuer China Liberal Education Holdings Limited Exchange & Ticker Nasdaq Capital Market – CLEU (Pending the closing of the IPO ) Ordinary Shares outstanding prior to the completion of this Offering 5,000,000 Ordinary Shares Ordinary Shares offered 1,333,333 (1) Ordinary Shares Ordinary Shares Outstanding Immediately After the Offering 6, 333 , 333 Ordinary Shares Offering Type Initial Public Offering Offering Price $6.00 Use of Proceeds • Cash Flow for Smart Campus Solutions • Research and Development • Integration of Enterprises and Vocational Education • Establishment of Big Data Calculation Training School Underwriter Boustead Securities, LLC Issuer U.S. Legal Counsel Hunter Taubman Fischer & Li LLC U.S. Auditor Friedman LLP Transfer Agent Transhare Corporation (1) The Underwriter has been granted an over - allotment option pursuant to which we may sell an additional 200 , 000 Ordinary Shares . We assume no exercise of the Underwriter’s over - allotment option herein . See offering documents for further risks and disclosures . Past performance is not indicative of future results . There is no guarantee that any specific outcome will be achieved . Investments may be speculative and there is a risk of loss of the entire investment . Assumes no exercise of the underwriter's over - allotment option to purchase up to 175 , 000 additional ordinary shares . 22

Contact Underwriter Boustead Securities, LLC Daniel McClory Managing Director, Head of ECM, Head of China Email: dan@boustead1828.com Tel:+1 - 949 - 233 - 7869 Address : 6 Venture, Suite 395, Irvine, CA 92618 USA Investor Relations Ascent Investor Relations LLC Tina Xiao President Email: tina.xiao@ascent - ir.com Tel:+1 - 917 - 609 - 0333 Address: 733 Third Avenue 16th Floor, New York, NY 10017 USA Issuer China Liberal Education Holdings Limited Linda Ding Board Secretary Email: Linda.ding@chinaliberal.com Tel: +86 - 10 - 6597 - 8118 Address : Huateng Century Park Headquarters, Building A, Level 2 Beijing, PRC 23